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                                                                  Exhibit 10.1 C

                                  AMENDED AND
                        RESTATED 1993 STOCK OPTION PLAN

         The Company believes that officers and other key employees should have a significant stake in the Company's stock price performance under programs which link compensation to shareholder return. As a result, stock option grants are an integral part of the Company's compensation program. The Company currently relies on a single plan -- the 1993 Stock Option Plan -- for these grants and has less than 150,000 shares of Common Stock remaining under the plan for future grants. Rather than adopting a new stock option plan at the present time, the Company proposes to increase the number of shares available for grant under the existing plan from 2,250,000 shares of Common Stock to 2,750,000 shares of Common Stock, an increase of 500,000 shares or 22%. The Company also proposes to make several other changes to the plan (discussed below), some of which are in response to new regulations adopted by the Securities and Exchange Commission and the Internal Revenue Service.

         The following is a summary of the material features of the plan and the proposed amendments. The summary is qualified in its entirety by reference to the full text of the amended plan which is attached as Exhibit A to this Proxy Statement. The attached copy of the plan is restated to reflect the proposed amendments as well as all prior amendments.

Summary Description of the Proposed Amendments

         The Company proposes to amend the plan to implement the following changes:

         o increase the number of shares of Common Stock available for grant under the plan from 2,250,000 shares to 2,750,000 shares;

         o increase the minimum exercise price of nonqualified stock options from 75% to 100% of the fair market value of a share of Common Stock on the date of grant;

         o limit the size of stock option grants to individual officers to 200,000 shares of Common Stock per fiscal year;

         o change the eligibility requirements for members of the committee which administers the plan; and

         o revise the formula for stock option awards to non-employee directors (i) to increase the vesting period for the initial grant to new directors from six months to three years and (ii) expressly grant the administering committee authority to amend the formula from time to time without further shareholder approval.

These changes are discussed in more detail below in the relevant section of the summary plan description. Some of these changes are intended to conform the plan to recent developments in the law.
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         In 1996, the Securities and Exchange Commission significantly amended the rules under Section 16 of the Securities Exchange Act of 1934 (the "Section 16 Rules"). These amendments simplified the procedures for officers, directors and principal shareholders to report transactions in the Company's Common Stock and broadened the exemptions from the short-swing profit recovery provisions of
Section 16 for transactions under employee benefit plans. Prior to the adoption of the new Section 16 Rules, option grants to executive officers under the plan were exempt from the short-swing profit recovery provisions of Section
16. The Company believes that the changes to the plan will preserve this exemption for future stock option grants.

         Also in 1996, the Internal Revenue Service finalized the regulations under Section 162(m) of the Internal Revenue Code of 1986 (the "Section 162(m) Regulations"). Section 162(m) limits the ability of publicly held companies to deduct compensation expenses in excess of $1,000,000 paid to certain executive officers. The term "compensation" generally includes all cash and non-cash compensation deductible by the Company on its tax return, including the amounts realized by executives (and normally deductible by the Company) upon the exercise of non- qualified stock options. However, the $1,000,000 limit does not apply to the amounts realized upon the exercise of stock options that qualify as performance-based compensation under the Section 162(m) Regulations. The Company believes that the exercise of stock options granted under the amended plan will qualify for this exemption from the limit on deductibility.

Summary Description of the Plan

         Shares Subject to the 1993 Plan. The plan currently authorizes the Company to issue a maximum of 2,250,000 shares of Common Stock upon the exercise of stock options granted under the plan. As a result of options previously granted under the plan, the Company has issued approximately 95,000 shares of Common Stock through option exercises and reserved approximately 2,005,000 shares of Common Stock for outstanding options. There are less than 150,000 shares of Common Stock presently remaining under the plan for future option grants, although some additional shares may become available to the extent options expire unexercised. The amended plan would increase the maximum number of shares issuable by 500,000 shares (or 22%) to a total of 2,750,000 shares. In addition, the amended plan would limit the size of stock option grants to individual officers to 200,000 shares of Common Stock per fiscal year.

         Types of Awards. The Company may award two types of options under the plan: (i) options intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code and (ii) nonqualified stock options. The plan does not permit the award of "phantom stock," "stock appreciation rights" or other similar awards.

         Administration. The plan is administered by a committee (the "Committee") composed of two or more directors of the Company. The Committee has the authority to (i) select the recipients of awards, (ii) fix the terms of all awards, (iii) construe, interpret and prescribe rules for the plan and (iv) make all other determinations necessary or advisable for the administration of the plan. The plan currently restricts Committee membership to "disinterested directors" as defined by the Section 16 Rules. However, the Securities and Exchange Commission eliminated this term when it amended the Section 16 Rules. The amendments to the plan would instead restrict Committee membership to "non-employee directors" as defined in the new
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Section 16 Rules.  The amendments would further restrict Committee membership to "outside directors" as defined in the Section 162(m) Regulations adopted by the Internal Revenue Service.

         Eligibility and Participation. All directors, executives and other key employees of the Company or any of its Affiliates (as defined in the plan) are eligible for selection to participate in the plan. There are approximately 100 individuals currently eligible to participate in the plan. Stock options are awarded to non-employee directors (as defined in the plan) in accordance with a formula (discussed below). Under the applicable tax rules, the Committee may only grant incentive stock options to employees of the Company or its Affiliates.

         Duration of Options. The Committee generally determines the duration of each option, but no option may have a term of more than ten years. No incentive stock option is exercisable for more than three months after termination of the option holder's employment unless the termination is due to death or disability. In that case, an incentive stock option is exercisable for no more than one year after the option holder's death or disability.

         Duration and Amendment of the Plan. The Committee may continue to grant stock options under the plan until the earlier of (i) March 17, 2003 (ten years from the original date of adoption) or (ii) all the stock available under the plan has been issued. The Committee may amend or suspend the plan at any time, but shareholder approval is required for amendments which (i) increase the maximum number of shares available for grant under the plan, (ii) change the minimum exercise price of incentive stock options, (iii) permit the grant of options to persons other than employees or directors or (iv) materially increase the benefits accruing to employees under the plan.

         Exercise Price. Options granted under the plan are subject to minimum exercise prices based on the fair market value of a share of Common Stock on the date of grant. The minimum exercise prices for incentive and nonqualified stock options are currently 100% and 75%, respectively, of the fair market value of a share of Common Stock on the date of grant. The amended plan would increase the minimum exercise price for nonqualified stock options to 100% of the fair market value of a share of Common Stock on the date of grant. The exercise price of an option must be paid in full either in cash or with shares of Common Stock valued at fair market value. The Committee may permit "cashless exercises" and authorize payment with a secured promissory note.

         Other Terms. Options granted under the plan are only exercised by the original recipient and are not transferable, except by will or the laws of descent and distribution or, in the case of nonqualified stock options, pursuant to a qualified domestic relations order. Options are generally exercisable in such installments as the Committee decides, but not within six months of the date of grant, except in cases of death or disability of the option holder or dissolution, liquidation, reorganization, merger or consolidation of the Company.

         Awards to Directors. The Company's directors do not receive any cash compensation for services provided as a member of the Board. Directors (other than employee directors) are automatically awarded nonqualified stock options annually under the plan. Eligible directors are awarded an option to purchase 6,750 shares of Common Stock upon their initial election to the Board and an option to purchase 5,250 shares of Common Stock each time they are re-elected to the Board. The term of the options is ten years, and the exercise price is fixed at the
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fair market value of a share of Common Stock on the date of the relevant annual meeting. The plan currently provides that these options vest six months after the date of grant. The amended plan would change the vesting period for the initial grant to three years. The amended plan would also expressly authorize the Committee to amend the terms and number of future option awards to eligible directors without further shareholder approval, but not more than once every six months unless required to comply with changes in certain laws.

         Special Terms Applicable to Large Shareholders. In addition to the other restrictions contained in the plan, the plan requires that incentive stock options granted to persons possessing more than 10% of the total combined voting power of all classes of stock of the Company (i) have an exercise price of not less than 110% of the fair market value of a share of Common Stock on the date of grant and (ii) expire not later than five years from the date of grant.

Federal Income Tax Consequences

         Nonqualified Stock Options. Under current federal income tax law, the grant of a nonqualified stock option has no tax effect on the Company or the option holder. If the shares received on exercise of an option are not subject to restrictions on transfer or risk of forfeiture imposed by the Committee, the exercise of a nonqualified stock option will result in ordinary income to the option holder equal to the excess of the fair market value of the shares at the time of exercise over the option price. The amount taxed to the option holder as ordinary income is treated as earned income. The option holder's tax basis in the shares will be equal to the aggregate exercise price paid by the option holder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the option holder will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. The Company will normally be allowed, at the time of recognition of ordinary income by the option holder upon exercise, to take a deduction for federal income tax purposes in an amount equal to such recognized income.

         Incentive Stock Options. The federal income tax consequences associated with incentive stock options are generally more favorable to the optionee and less favorable to the employer than those associated with nonqualified stock options. Under current federal income tax law, the grant of an incentive stock option does not result in income to the optionee or in a deduction for the Company at the time of the grant. The exercise of an incentive stock option will not result in income for the option holder if the option holder (i) does not dispose of the shares within two years after the date of grant nor within one year after exercise and (ii) is an employee of the Company or any of its Affiliates from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the option holder as long-term capital gain and the Company will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the option holder disposes of the shares prior to the expiration of either of the holding periods described above, the option holder would have compensation taxable as ordinary income, and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. If the price realized in any such premature sale of the shares exceeds the fair market value of the shares on the exercise
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date, the excess will be treated as long-term or short-term capital gain depending on the option holder's holding period for the shares.

Vote Required

         Under the Company's Bylaws and the terms of the plan, the amended plan must be approved by the shareholders holding (i) a majority of shares present, or represented, and voting at the Annual Meeting, and (ii) a majority of the required quorum. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. The Company believes that shareholder approval in accordance with its Bylaws will also satisfy the shareholder approval requirement of the Section 162(m) Regulations.

         Furthermore, because the directors would benefit from the amended plan, under Section 310 of the California Corporations Code, the person asserting the validity of the grant of an option to a director under the amended plan would have the burden of proving that such grant was just and reasonable as to the Company at the time that the grant was authorized, approved or ratified, unless the amended plan is approved by shareholders holding (a) a majority of shares present, or represented, and voting at the Annual Meeting, with the shares owned by the directors not being entitled to vote thereon, and (b) a majority of the required quorum, which, in this case, is the majority of outstanding shares other than the shares owned by the directors. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case such abstentions and broker non-votes will have the effect of a vote against the proposal.